Company Contacts:
Stephen M. Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com
Hunter Blankenbaker
VP of Investor and Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Withdraws 2007 and 2008 Guidance Due to Worsening Market Conditions

HOLLYWOOD, Fla., October 3, 2007 — TOUSA, Inc. (NYSE: TOA) announced today that it has withdrawn all guidance related to 2007 and 2008 due to worsening market conditions impacting the new home industry.

“Conditions in all of our markets weakened more than we anticipated due to a number of factors including: recent severe liquidity challenges in the credit and mortgage markets, diminished consumer confidence, increased home inventories and foreclosures, and downward pressure on home prices. All of these factors have contributed to lower gross sales and higher cancellation rates,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “We remain focused on executing our asset management initiatives, generating cash, paying down debt, and evaluating all opportunities to de-lever the balance sheet to correctly position TOUSA for the current challenging housing market.”

The Company does not anticipate providing further guidance in the near future.

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 20, 2007, and the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the Commission on May 10, 2007 and August 9, 2007, respectively.